Exhibit 99.1

McEwen Mining Files Early Warning Report

TORONTO, June 25, 2021 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) announces that on Wednesday, June 23, 2021, it acquired 4,963,455 common shares of NevGold Corp. (formerly Silver Mountain Mines Inc.)(“NevGold”), and shares purchase warrants exercisable to acquire an additional 2,481,727 common shares of NevGold at $0.60 per share until June 22, 2023, pursuant to the terms of a private transaction. As of this date, McEwen beneficially owns securities representing 10% of the currently outstanding shares of NevGold on a non-diluted basis, and approximately 14.3% on a partially-diluted basis.

These securities were issued to McEwen in partial consideration for the sale of the Limousine Butte and Cedar Wash projects in Nevada. The securities were acquired for investment purposes. McEwen has a long-term view of the investment and may increase or decrease its ownership in the future on the open market or through private transactions.

This press release is being issued pursuant to Nation Instrument 62-103, which also requires an Early Warning Report be filed with regulatory authorities in each jurisdiction in which NevGold is a reporting issuer. A copy of the Early Warning Report will be filed on NevGold’s profile on SEDAR. NevGold can be contacted at c/o Suite 900 – 800 West Pender Street, Vancouver, BC, V6C 2V6.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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